Exhibit 99.5

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

English Translation

May 21, 2021

To whom it may concern

Company name: NIPPON EXPRESS CO., LTD

Representative: Mitsuru Saito

President and CEO

(Code No.9062, First section,

Tokyo Stock Exchange)

Notice of Partial Correction Regarding “Notice Concerning Transition to a Holding Company via Sole-Share Transfer”

Nippon Express Co., Ltd. would like to announce that some of the contents of the Notice Concerning Transition to a Pure Holding Company Structure by Single Share Transfer (the “Announcement”) disclosed on April 28, 2021 should be corrected as follows.

1. Details of correction

The following corrections have been made to “(10) Operating results and financial condition for the most-recent three fiscal years” in “6. Overview of companies involved in the share transfer”. The corrected parts are underlined.

Before correction

Fiscal year end	March 2019	March 2020	March 2021
Consolidated net assets (million yen)	560,444	556,506	600,707
Consolidated total assets (million yen)	1,536,677	1,518,037	1,631,855
Consolidated net assets per share (yen)	5,749.60	5,805.12	6,355.02
Consolidated revenue (million yen)	2,138,501	2,080,352	2,079,195
Consolidated operating income (million yen)	79,598	59,224	78,100
Consolidated ordinary income (million yen)	85,802	57,434	81,276
Consolidated profit attributable to owners of parent (million yen)	49,330	17,409	56,102
Consolidated profit per share (yen)	515.13	185.06	604.79
Dividends per share (yen)	155.00	155.00	185.00

After correction

Fiscal year end	March 2019	March 2020	March 2021
Consolidated net assets (million yen)	560,444	556,506	600,707
Consolidated total assets (million yen)	1,536,677	1,518,037	1,631,855
Consolidated net assets per share (yen)	5,749.60	5,805.12	6,354.98
Consolidated revenue (million yen)	2,138,501	2,080,352	2,079,195
Consolidated operating income (million yen)	79,598	59,224	78,100
Consolidated ordinary income (million yen)	85,802	57,434	81,276
Consolidated profit attributable to owners of parent (million yen)	49,330	17,409	56,102
Consolidated profit per share (yen)	515.13	185.06	604.79
Dividends per share (yen)	155.00	155.00	185.00

2. Reason for correction

There was an error in the number of treasury stock at the end of the period described in Summary of Consolidated Earnings Report for the Fiscal Year Ended March 31, 2021(Japanese GAAP) and due to the correction, the average number of shares during period, the number of shares owned by the Executive Compensation BIP Trust, and the information per share have changed. As a result, “Consolidated net assets per share” as set forth in the Announcement requires the above correction to “(10) Operating results and financial condition for the most-recent three fiscal years “in the Announcement. There are no corrections to “Consolidated profit per share”.

End

Disclaimer:

This English translation has been prepared for general reference purposes only. The Company shall not be responsible for any consequence resulting from the use of the English translation in place of the original Japanese text. In any legal matter, readers should refer to and rely upon the original Japanese text released May 21, 2021.